Exhibit 1

MURANO GLOBAL INVESTMENTS PLC

Murano Global Investments Plc Announces Nasdaq Minimum Bid Price Compliance Update

Mexico City, Mexico — October 7, 2026

Murano Global Investments Plc (the “Company”) (Nasdaq: MRNO) today announced that, on October 6, 2026, it received a letter (the “Extension Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) granting the Company an additional period of 180 calendar days, or until April 5, 2027 (the “Second Compliance Period”), to regain compliance with Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”).

As previously disclosed in the Company’s Report on Form 6-K furnished to the U.S. Securities and Exchange Commission (the “SEC”) on April 13, 2026, the Company received a letter from the Staff on April 7, 2026, notifying the Company that, based on the closing bid price of the Company’s ordinary shares over the previous 30 consecutive business days, the Company no longer met the Minimum Bid Price Requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial compliance period of 180 calendar days, or until October 5, 2026, to regain compliance (the “Initial Compliance Period”). The Company did not regain compliance with the Minimum Bid Price Requirement during the Initial Compliance Period.

The Staff’s determination that the Company is eligible for the Second Compliance Period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, other than the bid price requirement, together with the Company’s written notice to Nasdaq of its intention to cure the deficiency during the Second Compliance Period by effecting a reverse share split, if necessary. If the Company does not regain compliance with the Minimum Bid Price Requirement by April 5, 2027, its ordinary shares would become subject to delisting from Nasdaq.

The Extension Letter has no immediate effect on the listing or trading of the Company’s ordinary shares, which will continue to trade on The Nasdaq Capital Market under the symbol “MRNO” during the Second Compliance Period.

The Company intends to continue to monitor the closing bid price of its ordinary shares and to consider all available options to regain compliance with the Minimum Bid Price Requirement during the Second Compliance Period, including, if necessary, effecting a reverse share split. There can be no assurance that the Company will regain compliance with the Minimum Bid Price Requirement, or that it will maintain compliance with any other Nasdaq listing requirement.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements generally are identified by the words "believe, " "project, " "expect, " "engage, " "anticipate, " "commit, " "estimate, " "intend, " "strategy, " "future, " "fulfill, " "opportunity, " "preserve, " "plan, " "may, " "should, " "will, " "would, " "will be, " "will continue, " "will likely result, " and similar expressions. Forward-looking statements are their managements' current predictions, projections and other statements about future events that are based on current expectations and assumptions available to the Company, and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the Company's Annual Report on Form 20-F and other documents filed or furnished by the Company from time to time with the U.S. Securities and Exchange Commission (the "SEC"). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. The Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that the Company will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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